Exhibit 5

Law Offices
JOEL BERNSTEIN, ESQ., P.A.
11900 Biscayne Blvd., Suite 604                          Telephone: 305.892.1122
Miami, Florida 33181                                     Facsimile: 305.892.0822

March 1, 2002
American Access Technologies, Inc.
37 Skyline Drive
Lake Mary, FL 32746

Greetings:

I have acted as special counsel to American Access Technologies, Inc., a Florida corporation (the "Corporation"), in connection with the offering of 985,000 shares its Common Stock to be issued pursuant to employee stock options, stock purchase warrants, and consulting agreements. The offering of the shares is to be made pursuant to a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement").

Please be advised that I am of the opinion that the Corporation's Common Stock to be offered pursuant to the Registration Statement has been duly authorized by the Corporation and, when issued in accordance with the terms and conditions of the stock option agreements, stock purchase warrants and consultant agreements, will be validly issued by the Corporation and fully paid and non-assessable. I consent to the use of our name in the Registration Statement in the section of the Prospectus entitled "Legal Matters" and the filing of this letter as an exhibit to the Registration Statement.

Very truly yours,
/s/Joel Bernstein, Esq., P.A.
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Joel Bernstein, Esq., P.A.